Exhibit 10.1

Execution Version

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”), dated as of July 24, 2008, is entered into by and between Mercury Computer Systems, Inc., a Massachusetts corporation (the “Company”), and James R. Bertelli (“Executive”), with an address at 34 Powers Road, Hollis, New Hampshire 03049.

WITNESSETH

WHEREAS, Executive is employed by the Company as its Executive Chairman and is also a member of the Company’s Board of Directors;

WHEREAS, Executive has indicated his desire to retire from his employment with the Company as of July 25, 2008 (the “Retirement Date”), and to retire from the Company’s Board of Directors as of the date of the next annual meeting of shareholders of the Company (or special meeting in lieu thereof) (the “Annual Meeting Date”);

WHEREAS, Executive has valuable knowledge and expertise regarding the operations of the Company;

WHEREAS, due to Executive’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, Executive following the Retirement Date in order for the Company to receive, and Executive to provide, consulting services and otherwise assist with the business of the Company;

WHEREAS, the Company and Executive have mutually agreed that Executive shall consult with the Company by serving as an advisor on the terms and subject to the conditions hereinafter specified; and

WHEREAS, to protect its legitimate interests, the Company seeks Executive’s agreement to certain restrictions on his future activities and his agreement as to other obligations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.    Transition from Executive Chairman. Executive shall retire as an employee of the Company effective on the Retirement Date and shall resign from his position as Executive Chairman, as well as from any other positions, as an officer or otherwise, that he holds with any subsidiaries of the Company. During the period between the Retirement Date and the Annual Meeting Date, Executive shall continue in the role of non-executive Chairman of the Board of Directors of the Company. During such period, Executive shall receive a Chairman’s fee for serving in such capacity, payable in five monthly installments in accordance with the Company’s current practice. The Chairman’s fee shall be in an aggregate amount equal to $180,000, less any amounts paid to Executive for serving in the capacity of Executive Chairman of the Board of Directors from July 1, 2008 through the Retirement Date.

2.    Consulting Services.

(a) Executive shall render consulting services to the Company, on the terms and conditions set forth in this Agreement, for the period commencing on the Annual Meeting Date and ending on June 30, 2010 (the “Service Period”). During the Service Period, Executive shall provide up to 20 hours of consulting services per month, as requested by the Company’s Chairman of the Board, that are appropriate for an individual of Executive’s knowledge and experience in the industry (the “Services”). Executive shall provide Services at such times as reasonably requested by the Company. Executive’s responsibilities may include, by way of illustration, performance of special projects or reports or serving as a representative of the Company. Unless otherwise directed by the Company, the Services are not expected to include management or operational responsibilities or supervision of any employees. Executive shall report on his activities to the Chairman of the Board and, if requested by the Chairman of the Board, to management or the full Board of Directors. The Services provided by Executive will be outside of the usual course of the Company’s business.

(b) Executive shall perform the Services at such place or places as shall be mutually agreed upon by Executive and the Company. The Company shall make part-time administrative support services available to Executive in connection with his performance of the Services. During the Service Period, Executive shall be allowed, but not required, to maintain an office at the Company’s principal executive offices, furnished and equipped and with such office support services as are reasonably and customarily required for Executive to perform the Services.

(c) The Company and Executive acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which Executive provides Services hereunder, and that in performing Services pursuant to this Agreement, Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company or any of its affiliates. Consistent with the foregoing, while Executive will perform Services under the general direction of the Chairman of the Board, Executive shall determine, in Executive’s discretion, the manner and means by which the Services are accomplished. It is acknowledged and agreed that, subject to the terms of this Agreement (including, without limitation, Section 4), (i) the relationship between Executive and the Company during the Service Period is not exclusive and (ii) Executive may provide services to other clients.

(d) In consideration for providing the Services during the Service Period, the Company shall pay Executive an aggregate amount of $190,000, payable in arrears in equal monthly installments during the Service Period (the “Consulting Fees”). In addition to the Consulting Fees, the Company shall reimburse Executive for any reasonable, documented business expenses incurred by Executive in connection with the performance of the Services, in accordance with the Company’s business expense reimbursement policies and procedures then in effect. Executive acknowledges his personal and sole obligation to pay all taxes, including, without limitation, all federal and state income taxes, social security taxes, unemployment and disability insurances and workers compensation, as well as any other taxes or obligations that are required by applicable laws or regulations with respect to the Consulting Fees and the Chairman’s fees described in Section 1. Executive further acknowledges and agrees that he will not be eligible for any employee benefits (nor does he desire any of them) and Executive expressly waives any entitlement to such benefits.

(e) The Company agrees to indemnify Executive if Executive is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was serving as an advisor to the Company on the terms set forth in this Agreement or arising out of the Services furnished by Executive in accordance with the terms of this Agreement, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such Proceeding (“Losses”). Upon receipt by Executive of notice of a Proceeding against Executive with respect to which indemnity may be sought under this Agreement, Executive shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall be responsible for the reasonable attorneys’ fees and expenses of counsel selected by Executive to represent him in connection with any such Proceeding, provided that, the Company shall have the right to approve Executive’s choice of counsel (which approval shall not be unreasonably withheld). Neither the Company nor Executive shall be liable for any settlement of any Proceeding effected without its or his written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Company shall not be responsible for any such Losses or fees and expenses to the extent that they resulted from Executive’s bad faith, gross negligence or willful misconduct.

3.    Equity Awards. In connection with Executive’s retirement, the stock options and restricted stock awards set forth on Schedule 1 attached hereto shall become exercisable in full as of the dates set forth on said Schedule, whether or not otherwise exercisable at such time. Executive’s rights to exercise any and all vested stock options that he holds to purchase common stock of the Company shall be governed by the terms of the applicable stock option plan and award agreement, including, without limitation, the “clawback” provisions of Section 6(b) of the Company’s 1997 Stock Option Plan and Section 2(d) of the Company’s 2005 Stock Option and Incentive Plan, each as amended, which generally provide that equity awards may be cancelled, rescinded, suspended, withheld or otherwise limited or restricted at any time if the recipient is not in compliance with all applicable provisions of the relevant award agreement and plan, or if the recipient engages in any “Detrimental Activity” (as defined therein).

4.    Confidentiality and Restrictive Covenants.

(a) Executive shall not disclose to any third party any information which, during his employment or thereafter through the end of the Service Period, Executive knew, or reasonably should have known, is or was considered by the Company to be confidential and/or proprietary. The foregoing obligation is in addition to, and not in lieu of, any obligation set forth in any confidentiality or non-disclosure agreement previously signed by Executive, including that certain confidentiality agreement, dated February 23, 2003, between the Company and Executive, which terms and conditions shall remain in full force and effect and are hereby incorporated by reference.

(b) From the date this Agreement becomes effective until the fifth anniversary of the Annual Meeting Date (the “Restricted Period”), Executive shall not, without the prior written consent of the Chairman of the Board, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant, independent contractor or agent of any person, partnership, corporation or other business organization or entity:

(i) solicit or endeavor to entice away from the Company or any of its subsidiaries, any person or entity who is, or was within the then most recent 12-month period, employed by, or had served as an agent or consultant of, the Company or any of its subsidiaries;

(ii) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent 12-month period, a customer or supplier of the Company or any of its subsidiaries; or

(iii) engage in any activity associated with developing, manufacturing or marketing any products or services that are competitive with or similar to the products or services of the Company or any of its subsidiaries or the products or services that the Company or any of its subsidiaries has or had under development or that are or were the subject of active planning as of the Retirement Date or at any time thereafter through the end of the Service Period.

Executive acknowledges that the Company’s business operations are worldwide and he therefore agrees that the restrictions of this Section 4(b) apply to his activities throughout the world. Executive acknowledges and agrees that the restrictions contained in this Section 4 are necessary for the protection of the Company’s business and Executive considers them reasonable for such purpose. Notwithstanding the foregoing, none of the following, in and of itself, shall constitute a violation of this Section 4(b): (i) Executive’s passive ownership of less than one percent (1%) of the outstanding stock of a publicly-held corporation that competes with the Company; (ii) Executive’s ownership of any interest in any mutual fund, or the ownership of less than a five percent (5%) passive interest in any investment partnership or limited liability company that invests in a company, entity, business, or enterprise that is engaged in activities that are competitive with those of the Company; (iii) any investments made by third-party money managers on Executive’s behalf, provided that Executive has no role in the selection or management of such investments; or (iv) any investments described on Schedule 2 attached hereto.

(c) In consideration for the covenants set forth in this Section 4, the Company shall pay Executive an aggregate amount of $500,000 (the “Non-Compete Payment”), which shall be payable in 24 monthly installments, commencing on January 2, 2009.

(d) Executive agrees that in the event of a breach of any of his obligations under this Section 4, in addition to all such other legal and equitable remedies that may be available, the Company will be entitled to terminate the consulting arrangement and associated Consulting Fees and to suspend and/or terminate the Non-Compete Payment installments. Such suspension or termination of payments pursuant to this Section 4(d) shall not be construed to limit the Company’s right to recover additional damages and/or injunctive relief for a breach of this Section 4. Further, any such suspension or termination of payments shall not affect Executive’s continuing obligations during the Restricted Period. In the event of a breach by Executive of any of his obligations under this Section 4, the running of the Restricted Period will be extended by the time during which Executive engages in such violations.

(e) Notwithstanding the Company’s rights pursuant to the foregoing paragraph, Executive acknowledges that in the event of a breach by him of this Section 4, the Company is likely to suffer from irreparable harm and, therefore, in the event of such breach, the Company shall be entitled to restrain any such breach without the necessity of proving any actual damages and without being required to post any bond. Further, if the Company establishes in a court of competent jurisdiction that Executive has violated Section 4 of this Agreement, Executive shall reimburse the Company for its legal fees in connection with addressing such breach.

5.    Future Cooperation. During the Restricted Period, Executive agrees to cooperate reasonably with the Company and all of its affiliates and related entities, including its and their outside counsel, in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Executive agrees to appear without the necessity of a subpoena and to testify truthfully in any legal proceedings in which the Company calls him as a witness. The Company shall reimburse Executive for any reasonable, documented out-of-pocket expenses incurred by Executive in connection with complying with this Section 5.

6.    Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be subject to any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or for any deduction or withholding from any payment.

7.    General Release of Claims. Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to Executive’s employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of retaliation or discrimination under federal, state or local law of the United States (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964); under any other federal or state statute; of defamation or other torts; of violation of public policy;

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and for damages or other remedies of any sort, including without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees; provided, however, that this release shall not affect Executive’s rights (i) under this Agreement, (ii) under his existing stock option and restricted stock award agreements, (iii) to indemnification from the Company for actions or inactions by Executive as a director or officer of the Company (including, without limitation, pursuant to the by-laws of the Company and that certain Indemnification Agreement, dated as of November 17, 2003, between the Company and Executive), and (iv) to coverage under the Company’s directors and officers insurance policies for actions or inactions by Executive as a director or officer of the Company, subject to the applicable terms and conditions of such policies. As a material inducement to the Company to enter into this Agreement, Executive represents that he has not assigned to any third party, and has not filed with any agency or court, any Claim released by this Agreement.

8.    Representation by the Company. As of the date of this Agreement, the Company is not aware of any claims or damages of any kind that the Company or any of the Releasees has against Executive. It is understood that Executive is relying upon this representation in entering into this Agreement.

9.    Time for Consideration and Effective Date. Executive acknowledges and agrees that he had the opportunity to consider this Agreement for more than twenty-one (21) days before signing it and that no modifications to this Agreement had the effect of restarting the 21-day consideration period. To accept this Agreement, Executive must return a signed original of this Agreement so that it is received by the undersigned on or before the 21st day following receipt. If Executive signs this Agreement prior to such 21st day following receipt, he acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for more than a 21-day period. For the period of seven days from the date when this Agreement becomes fully executed, Executive has the right to revoke this Agreement by written notice to the Company. For such a revocation to be effective, it must be delivered so that it is received by the Company at or before the expiration of the seven-day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period.

10.    Legal Representation. This Agreement is a legally binding document and his signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, and that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

11.    Termination of Payments. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that the Company shall be entitled to terminate the payment of any amounts under Section 1 or Section 2(d) hereof if, after the date hereof, Executive shall become unable to fulfill his responsibilities thereunder for any reason. Further, in addition to the provisions of Section 4(d), the Company shall be entitled to terminate the payment of the Non-Compete Payment installments for any period following Executive’s death.

12.    Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and Executive and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. The Company has the right to assign this Agreement to its affiliates, successors and assigns without the necessity that the Agreement be re-signed by Executive at the time of such assignment. For the avoidance of doubt, the parties agree that any such affiliate, successor or assign of the Company shall be subject to the continuing obligations of the Company set forth herein. This Agreement is personal in nature and Executive shall not assign, transfer or delegate this Agreement or any rights or obligations hereunder. Executive acknowledges that his obligations pursuant to Section 4 shall continue and be unaffected by any change in the consulting arrangement set forth in this Agreement.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. The parties hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have exclusive jurisdiction of any dispute under this Agreement. Accordingly, with respect to any such court action, Executive submits to the personal jurisdiction of such courts.

(c) Amendments; Waivers. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and such writing is signed by the Company and Executive.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight courier service or registered or certified mail, return receipt requested, postage prepaid, addressed to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal executive offices, attention of the Chairman of the Board. Notices and communications shall be effective when actually received by the addressee.

(e) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(f) Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Entire Agreement. This Agreement, together with the other agreements referenced herein, sets forth the entire agreement of the parties hereto in respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MERCURY COMPUTER SYSTEMS, INC.

By:	/S/ MARK ASLETT
Name: Mark Aslett Title: President and Chief Executive Officer

/S/ JAMES R. BERTELLI
James R. Bertelli

SCHEDULE 1

Type of Award	Grant Date	Number of Unvested Shares	Acceleration of Vesting
Stock Option (Strike price of $23.46)	7/28/04	18,750	Vested on Retirement Date upon retirement as Executive Chairman
Stock Option (Strike price of $12.41)	8/15/06	37,500	Vested upon Annual Meeting Date upon retirement as a Director
Stock Option (Strike price of $13.07)	6/5/07	26,667	Vested upon Annual Meeting Date upon retirement as a Director
Restricted Stock	8/12/05	1,632	Vested upon Annual Meeting Date upon retirement as a Director
Restricted Stock	2/22/06	10,000	Vested upon Annual Meeting Date upon retirement as a Director

SCHEDULE 2

1.	Any investments made by Executive through his co-investment arrangements with the Common Angels, provided that Executive has no role in the review, selection or management of such investments.

2.	Any investment made by Executive in the new venture to be started by Mark Skalabrin relating to a business for data and algorithmic trading solutions for the financial services industry, subject to the terms of the Agreement, dated as of June 6, 2008, between the Company and Mr. Skalabrin.

3.	Any investment made by Executive as a private investor in the independent entity resulting from the potential spin-out by the Company of the so-called “SolMap” business.